THE AES CORPORATION                                                  Exhibit 11

STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE
FOR THE PERIODS ENDED SEPTEMBER 30, 1995 AND 1996
--------------------------------------------------------------------------------
                                               Three    Three    Nine     Nine
                                               Months   Months   Months   Months
                                               Ended    Ended    Ended    Ended
                                              9/30/95  9/30/96  9/30/95  9/30/96
--------------------------------------------------------------------------------
($ in millions, except per share amounts)

PRIMARY
Weighted Average Number of Shares
   of Common Stock Outstanding                  75.1     75.8     75.0     75.2

Net effect of Dilutive Stock Options and
   Warrants Based on the Treasury Stock
   Method Using Average Market Price             0.7      1.4      0.7      1.1

Stock Units Allocated to the Deferred
   Compensation Plans for
   Executives and Directors                      0.2      0.3      0.2      0.3
                                              ------   ------   ------   ------
    Weighted average shares
      outstanding                               76.0     77.5     75.9     76.6
                                              ======   ======   ======   ======
    Net Income                                 $  27    $  32    $  79    $  89
                                              ======   ======   ======   ======
    Per Share Amount                           $0.36    $0.42    $1.04    $1.16
                                              ======   ======   ======   ======


FULLY DILUTED
Weighted Average Number of Shares
   of Common Stock Outstanding                  75.1     75.8     75.0     75.2

Net effect of Dilutive Stock Options and
   Warrants Based on the Treasury Stock
   Method Using Ending Market Price              0.7      1.6      0.7      1.7

Stock Units Allocated to the Deferred
   Compensation Plans for
   Executives and Directors                      0.2      0.3      0.2      0.3

Effect of Convertible Debt - Based on
   the If-Converted Method                       1.9       --      1.9       --
                                              ------   ------   ------   ------
    Weighted average shares
      outstanding                               77.9     77.7     77.8     77.2
                                              ======   ======   ======   ======
    Net Income                                 $  27    $  32    $  79    $  89
Additional Contribution to Net Income if
  Convertible Debt is fully converted              1       --        1       --
                                              ------   ------   ------   ------
    Adjusted Net Income                        $  28    $  32    $  80    $  89
                                              ======   ======   ======   ======
    Per Share Amount                           $0.36    $0.41    $1.03    $1.15
                                              ======   ======   ======   ======